UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 29, 2011
Sykes Enterprises, Incorporated
(Exact name of registrant as specified in its charter)

Florida	0-28274	56-1383460

(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.

400 N. Ashley Drive, Suite 2800, Tampa, Florida	33602

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (813) 274-1000
(Former name or former address if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.
The customer contact management landscape in our Europe, Middle East & Africa (EMEA) region continues to undergo significant underlying changes. As clients seek to further lower their operating costs, particularly in light of weak underlying demand, they are de-emphasizing certain delivery geographies and markets out of which we currently operate. This trend has further accelerated as a result of the current weak macro-economic environment. In an effort to improve our overall long-term profitability in the EMEA region, we anticipate taking targeted strategic actions during the fourth quarter of 2011. On November 29, 2011, the Finance Committee of our Board of Directors approved and adopted a plan to seek to exit certain non-strategic markets and delivery geographies, including South Africa and Ireland, and rationalize some capacity in the Netherlands (the “EMEA Plan”).
The EMEA Plan requires consultations and, in certain cases, negotiations with national works councils, other management/labor organizations and local authorities. As such, the actions to be implemented and their ultimate cost will depend in part on the outcome of such consultations and negotiations. We have initiated consultations with the employee representatives on the potential cessation of operations at the South Africa and Ireland facilities, as well as initiating consultation with the Works Council in the Netherlands for the rationalization of capacity.
We expect to substantially complete these actions on or before September 30, 2012. For the nine-month period ended September 30, 2011, our operations in South Africa, Ireland and the Netherlands generated revenues of $18.9 million and a net operating loss of $2.0 million. While we plan to migrate approximately $0.8 million of quarterly call volumes of the Ireland facility to other facilities within EMEA, we do not anticipate that the remaining volume in Ireland or any of the revenue from the Netherlands or South Africa facilities, which is projected to be $4.7 million for the fourth-quarter of 2011, will be captured and migrated to other facilities within the region. The number of seats anticipated for rationalization across the EMEA region approximates 720 to 980 (out of a total of 6,800 seats in the EMEA region at the end of third quarter 2011) with an anticipated total of approximately 410 to 550 employees affected by the EMEA Plan, while the cost savings associated with these actions is anticipated to be approximately $4.4 to $5.4 million annually.
The major costs estimated to be incurred as a result of these actions are severance- and facility-related costs (primarily consisting of those costs associated with the real estate leases) and impairments of long-lived assets (primarily leasehold improvements and equipment) totaling an estimated $6.2 to $8.4 million. Of that amount, we estimate $0.3 to $0.5 million of the costs associated with the EMEA Plan will be non-cash impairment charges, while approximately $5.9 to $7.9 million will be cash expenditures for severance-related and facility-related costs, primarily obligations under the lease.
Separately, upon the conclusion of a strategic review, the Finance Committee authorized management to pursue the sale of our Spanish operations. Management concluded the operations were no longer consistent with our strategic direction. Management is unable to provide an estimate at this time of the impact the sale will have on our financial condition, results of operations or cash flows. As of September 30, 2011, our investment in the Spanish subsidiary was $26.6 million, while the approximate book value of the net assets was $6.6 million. For the nine-month period ended September 30, 2011, our operations in Spain generated revenues of $29.6 million and a net operating loss of $2.7 million. We expect to incur approximately $0.3 million in advisory fees over the next two quarters related to this action.
In addition to the actions in the EMEA region, as part of an on-going effort to streamline excess capacity related to the integration of the ICT acquisition and align it with the needs of the market, we plan to rationalize approximately 1,200 seats in the U.S. (out of 9,800 seats in the U.S. at the end of third quarter 2011), some of which are revenue generating, with plans to migrate the associated revenues to other locations within the U.S (the “U.S. Plan”). This action is expected to be completed by October 2012. The major costs estimated to be incurred as a result of these actions are program transfer costs, facility-related costs (primarily consisting of those costs associated with the real estate leases), and impairments of long-lived assets (primarily leasehold improvements and equipment) totaling an estimated $2.0 to $2.4 million. Of that amount, we estimate $1.1 to $1.3 million of the costs will be non-cash impairment charges, while approximately $0.9 to $1.1 million will be cash expenditures for program transfer and facility-related costs, including obligations under the lease. The annualized cost savings associated with the actions in the U.S. is expected to range between $1.0 and $1.5 million.

Item 2.06 Material Impairments.
In connection with the EMEA Plan described above, which is incorporated by reference into this Item 2.06, we expect to record non-cash impairment charges in the EMEA region on equipment and leasehold improvements of $0.3 to $0.5 million in the fourth quarter of 2011. In addition, we expect to record non-cash impairment charges in the U.S. under the U.S. Plan on equipment and leasehold improvements of $1.1 to $1.3 million in the fourth quarter of 2011.
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SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SYKES ENTERPRISES, INCORPORATED
By:	/s/ W. Michael Kipphut
W. Michael Kipphut
Executive Vice President and Chief Financial Officer

Date: November 30, 2011